EXHIBIT 16.1

March 10, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Realmark Property Investors Limited Partnership - VI-A’s Form 8-K dated March 10, 2014 and are in agreement with the statements contained therein to the extent they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

MALIN, BERGQUIST & COMPANY, LLP